UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2023

FIVE9, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3001 Bishop Drive, Suite 350

San Ramon, CA 94583

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (925) 201-2000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jonathan Mariner to the Board of Directors

On May 24, 2023, the Board of Directors (the “Board”) of Five9, Inc. (the “Company”) appointed Mr. Jonathan Mariner to serve on the Board. Mr. Mariner will serve as a Class III Director, with a term expiring at the Company’s 2026 annual meeting of stockholders. Mr. Mariner will also serve on the Audit Committee of the Board.

Mr. Mariner, age 68, is the founder and has served as president of TaxDay, LLC, a private software firm, since April 2016. Mr. Mariner previously served as the Chief Administrative Officer of Enjoy Technologies, a premium home delivery company that operated mobile retail stores for major consumer technology companies in North America and the U.K., from December 1, 2020 to September 30, 2022, and was a member of its board of directors. He also served, on an interim basis, from February 2019 to August 2019, as the Head of Regional Sports Networks for the Walt Disney Company. He spent the majority of his professional career as an executive in professional sports, serving as Executive Vice President and Chief Financial Officer for Major League Baseball from 2002 to 2014, where he led the league’s accounting, treasury and budgeting functions, completed more than a dozen franchise purchase and sale transactions, and helped create the league’s strategic investment fund, and as Chief Investment Officer from 2015 to 2016. Prior to his position at Major League Baseball, Jonathan was the CFO for the Florida Marlins Baseball Club, Florida Panthers Hockey Club and Dolphins Stadium. Mr. Mariner serves on the board of directors of Tyson Foods, Inc., one of the world’s largest food companies, where he also serves as the chair of the audit committee, and Rocket Companies, Inc., a technology-driven real estate, mortgage and financial services business, where he also serves as the chair of its audit committee. He also serves on audit committees of private companies, including OneStream Software, IEX Stock Exchange, and Little League Baseball International. He previously served as a director for Ultimate Software, a software company engaged in research, development, and delivery of human capital management technology, from 2017 to 2019, where he served as the chair of its audit committee and on the compensation committee and chaired the audit committee of McGraw Hill Education.

There are no understandings or arrangements between Mr. Mariner and any other person pursuant to which Mr. Mariner was selected to serve as a director of the Company. There are no relationships between Mr. Mariner and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

As a non-employee director, Mr. Mariner will receive cash and equity compensation in accordance with the Company’s Non-Employee Director Compensation Policy. Mr. Mariner’s initial equity grants consist of (A) a restricted stock unit (“RSU”) award with an award value of $400,000, with the number of RSUs to be determined by dividing $400,000 by the closing trading price of a share of the Company’s common stock on the date of grant of May 24, 2023, which will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to Mr. Mariner’s continued service through such vesting dates; and (B) an RSU award with an award value of $200,000, with the number of RSUs to be determined by dividing $200,000 by the closing trading price of a share of the Company’s common stock on the date of grant of May 24, 2023, which will vest in full in one installment on the first anniversary of the date of grant, subject to Mr. Mariner’s continued service through such vesting date. In accordance with the Company’s Non-Employee Director Compensation Policy, Mr. Mariner will not be eligible for the regular 2024 automatic annual grant of RSUs to non-employee directors scheduled to occur on the date of the Company’s 2024 annual meeting of stockholders, but would be eligible for regular automatic grants thereafter assuming his continued service on the Board.

Effective May 24, 2023, the Company entered into an indemnification agreement with Mr. Mariner in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Mr. Mariner to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which she could be indemnified, among other things.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: May 25, 2023	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer